Exhibit (a)(6)

ATS CORPORATION

Notice to Option Holders

As publicly announced, ATS Corporation (“ATS”) has entered into a merger agreement (“Merger Agreement”) with Salient Federal Solutions, Inc. (“Salient”) pursuant to which ATS will merge into a subsidiary of Salient and thereafter become a wholly-owned subsidiary of Salient.

Pursuant to the Merger Agreement, shareholders will receive $3.20 per share (“Merger Consideration”) for their ATS stock. In addition, at the effective time of the merger, outstanding ATS stock options (“Options”) will fully vest, terminate, and be cancelled in exchange for cash equal to the difference, if any, between the Merger Consideration per share and the exercise price per share for such Options.

An individualized Option Cancellation Agreement is attached to this Notice for you to sign and return to Joann O’Connell no later than March 26, 2012.

Please contact Joann O’Connell at (571) 766-2400 in the event you have any questions.

ATS Corporation

Option Cancellation Agreement

THIS OPTION CANCELLATION AGREEMENT (this “Agreement”) is made as of ______________, 2012, by and between the undersigned (the “Option Holder”) and ATS Corporation, a Delaware corporation (the “Company”). Capitalized terms used herein but not otherwise defined shall have the meanings ascribed to them in the Merger Agreement (as defined below).

recitals

A. The Company granted to the Option Holder options to acquire the Company’s common stock, par value $0.0001 per share (the “Common Stock”), pursuant to one or more stock option award agreements (the “Option Agreement” and collectively, the “Option Agreements,” with the options under such Option Agreements being the “Options”) between the parties under the Company’s 2006 Omnibus Incentive Compensation Plan (the “Option Plans”).

B. The Company is contemplating a merger transaction (the “Merger”), pursuant to which Atlas Merger Subsidiary, Inc. (“Merger Sub”), a Delaware corporation and a wholly-owned subsidiary of Salient Federal Solutions, Inc., a Delaware corporation (“Parent”), will be merged with and into the Company with the Company as the surviving corporation (the “Surviving Corporation”).

C. To effect the Merger, the Company, Parent and Merger Sub have entered into an Agreement and Plan of Merger dated as of February 21, 2012 (the “Merger Agreement”).

D. The date on which the Merger is consummated is hereafter referred to as the “Effective Time.”

E. In connection with the Merger, the Company wishes to dispose of all rights to obtain equity interests in the Company, including the Options.

F. The execution of this Agreement is a material inducement for Parent and Merger Sub to enter into the Merger Agreement and consummate the Merger, and Parent and Merger Sub shall be entitled to rely on this Agreement in connection with the consummation of the Merger.

NOW, THEREFORE, in consideration of the premises and covenants contained herein, and other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the Option Holder and the Company hereby agree as follows, and Parent and Merger Sub shall be entitled to rely on the following agreements between the Option Holder and the Company:

1. Options. The Option Holder acknowledges and agrees that Exhibit A contains a true, correct and complete list of all of the Options held by the Option Holder under each Option Agreement, including the applicable grant date of such Options, the number of Options granted to the Option Holder pursuant to each such Option Agreement and the exercise price or prices per share for such Options. Other than as set forth on Exhibit A, the Option Holder owns no rights, options, warrants, equity securities, or agreements of any character obligating the Company to issue, exchange, transfer, deliver or sell, or cause to be issued, exchanged, transferred, delivered or sold, shares of capital stock or other equity interests of the Company to the Option Holder.

2. Acceleration; Termination and Cancellation.

a.	All of the Options held by the Option Holder will vest and become exercisable as of the Effective Time.
b.	With respect to each currently effective Option Agreement entered into between the parties with respect to Options that were granted under the Option Plans, the Option Holder hereby acknowledges and agrees to the termination of such Option Agreements and cancellation of all of such Options as of the Effective Time pursuant to Section 4.3 of the Merger Agreement, and further acknowledges and agrees that each such Option hereby will be null and void as of the Effective Time and that each Qualifying Option (as defined below) shall be automatically converted into the right to receive the Option Cash Amount described in Section 3 below; provided, however, that prior to the Effective Time, the Options will remain in effect to the extent they would otherwise remain in effect pursuant to their existing terms. For the avoidance of doubt, the Option Holder hereby acknowledges and agrees that each Option with an exercise price that equals or exceeds $3.20 (the “Merger Consideration”) shall be cancelled as of the Effective Time without any further payment from the Company in consideration therefor.

3. Effective Time Payments. With respect to each Option with an exercise price that is less than the Merger Consideration (each, a “Qualifying Option”), upon the Effective Time, in accordance with the Company’s standard payroll procedures, the Company shall, for each Qualifying Option, pay the Option Holder an amount in cash equal to the Option Cash Amount; provided, however, that the Company shall be under no obligation to pay the Option Cash Amount in respect of any Qualifying Option until such time as the Option Holder has executed and delivered this Agreement to the Company, together with any other instruments or agreements reasonably requested by the Company. The “Option Cash Amount” shall mean the excess of the Merger Consideration over the exercise price per share of the applicable Qualifying Option; provided, however, that the Option Cash Amount shall be paid net of any applicable tax withholdings.

4. Representations and Warranties. By virtue of the execution and delivery of this Agreement by the Option Holder, the Option Holder hereby represents and warrants to the Company that: (a) the Option Holder is a competent adult and/or has full and complete power, legal right and authority to execute and deliver this Agreement and to carry out its provisions; (b) the Option Holder’s true and correct mailing address and tax identification or Social Security number for tax identification purposes are as indicated in this Agreement; (c) the execution, delivery and performance of this Agreement by the Option Holder does not and will not result in a violation of any law applicable to the Option Holder or result in a breach of, conflict with or default under, any term or provision of any note, mortgage, bond, security agreement, loan agreement, guaranty, pledge or other instrument or agreement to which the Option Holder is a party; (d) the Option Holder is the legal, record and beneficial owner of the Option and owns good, valid, legal and marketable title to such Options, free and clear of all pledges, security interests, liens, claims, encumbrances, agreements, rights of first refusal and options of any kind whatsoever, other than spousal interest or such restrictions arising under the Securities Act of 1933, as amended, state securities laws or any of the documents and other agreements executed as of the date hereof in connection with the consummation of the Merger; and (e) the Option Holder has had access to or the opportunity to review sufficient written and oral information about the Company and the Merger Agreement to allow the Option Holder to make an informed decision prior to executing this Agreement. The Option Holder further acknowledges and agrees that neither the Company nor any other party has made any oral or written representation, inducement, promise or agreement to the Option Holder in connection with the buyout of the Options, other than as expressly set forth in this Agreement or in the Merger Agreement.

5. Waiver of Notice. In connection with the Merger, the Option Holder hereby waives any and all notice requirements set forth in the Option Plans or otherwise.

6. Waiver and Release. The Option Holder, on behalf of the Option Holder and the Option Holder’s heirs, executors, administrators, legal representatives, successors and assigns (the “Releasor”) hereby fully, finally and forever releases, discharges and covenants not to sue, and otherwise agrees not to enforce any claim, cause of action, right, title or interest against, the Company, Merger Sub and Parent, and their respective affiliates, successors and assigns, and their respective past and present directors, officers and employees and each of their respective affiliates (collectively, the “Releasees”) of, from and with respect to any and all claims, demands, covenants, actions, causes of action, fees, costs, sanctions, judgments, obligations, contracts, agreements, debts and liabilities whatsoever, whether known or unknown, suspected or unsuspected, both at law and in equity, whether sounding in tort, intentional tot, contract, fraud, concealment, breach of statute, or conspiracy, whether or not concealed or hidden, which the Releasor now has, ever had or may in the future have against the Releasees, by reason of any act or omission, in conduct or word, from the beginning of time up to and including the effective date of this Agreement, on account of, arising out of or relating in any way to the Options held by the Option Holder (whether currently held or previously held); provided, however, that the Option Holder is not hereby releasing or discharging and does not hereby release or discharge any claims, demands, obligations, rights, liabilities or causes of action, if any, arising under this Agreement or the Merger Agreement.

7. Exercise Restriction. Between the date this Agreement is signed by the Option Holder and the Effective Time, Option Holder agrees not to exercise any Options, in whole or in part, or transfer any Options or any portion thereof.

8. Binding Effect; Benefits. This Agreement shall be binding upon and inure to the benefit of the parties to this Agreement and their respective successor and assigns. If the Option Holder is married and the Options to be cancelled hereunder constitute community property or otherwise need spousal or other approval for the cancellation or tender to be legal, valid and binding, this Agreement is being contemporaneously herewith executed and delivered by the Option Holder’s spouse. Nothing in this Agreement, express or implied, is intended or shall be construed to give any person other than the Option Holder or the Company or their respective successors or assigns any legal or equitable right, remedy or claim under or in respect of any agreement or any provision contained herein; provided that Parent and Merger Sub shall be entitled to rely upon the acknowledgements and agreements set forth in this Agreement in consummating the Merger.

9. Entire Agreement. This Agreement contains the entire agreement of the parties hereto relating to the subject matter hereof and supersedes all prior agreements and understandings between the parties with respect to the subject matter hereof, and there are no written or oral terms or representations made by either party other than those made herein.

10. Amendment; Termination. No amendment or modification of this Agreement shall be valid or binding unless made in writing and duly executed by the party against whom enforcement of any such amendment or modification is sought and making specific references to this Agreement. This Agreement shall automatically terminate (and thereafter be null and void) without further action of the parties if the Effective Time does not occur on or prior to July 31, 2012.

11. Governing Law. This Agreement and the rights and obligations of the parties hereunder shall be governed by the laws of the State of Delaware, without regard to its conflicts of laws principles.

12. Counterparts. This Agreement may be executed in any number of counterparts (including by facsimile or other electronic transmission), each of which shall be deemed to be an original and all of which together shall be deemed to be one and the same instrument.

13. Taxation. The Option Holder shall be solely responsible for any personal tax consequences arising from this Agreement and the holding and cancellation of, or tender of, the Options. The Option Cash Amount will be treated as compensation, reportable on the Option Holder's Form W-2, and will be subject to federal and state income and employment tax withholding, including FICA tax.

14. Waiver. The undersigned expressly waives any and all rights and benefits under Section 1542 of the California Civil Code, which states:

“A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS WHICH THE CREDITOR DOES NOT KNOW OR SUSPECT TO EXIST IN HIS FAVOR AT THE TIME OF EXECUTING THE RELEASE, WHICH IF KNOWN BY HIM MUST HAVE MATERIALLY AFFECTED HIS SETTLEMENT WITH THE DEBTOR.”

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IN WITNESS WHEREOF, the Company and the Option Holder have each executed this Agreement as of the date and year first above written.

ATS CORPORATION

By:
Printed Name:
Title:

OPTION HOLDER

By:
Printed Name:
Social Security Number / Tax Identification
Number:

Address:

SPOUSAL CONSENT1

By:
Printed Name:
(please print)

[Signature Page to Option Cancellation Agreement]

___________________________

 1 A spouse’s consent is required only if the Option Holder’s state of residence is one of the following community property states: Arizona, California, Idaho, Louisiana, Nevada, New Mexico, Texas, Washington or Wisconsin.

Exhibit A to Option Cancellation Agreement

Options

Option Grant Date	Option Plan	Number of Options	Exercise Price Per Option